Westfield Financial, Inc. 8-K

Exhibit 99.1

For further information contact: James C. Hagan, President & CEO Leo R. Sagan, Jr., CFO Meghan Hibner, VP Investor Relations Officer 413-568-1911

WESTFIELD FINANCIAL, INC. REPORTS RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2014 AND DECLARES QUARTERLY DIVIDEND

Loan growth continues to be strong at 16.0% year-over-year

Westfield, Massachusetts, October 29, 2014: Westfield Financial, Inc. (the “Company”) (NasdaqGS:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $1.5 million, or $0.08 per diluted share, for the quarter ended September 30, 2014, compared to $1.6 million, or $0.08 per diluted share, for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, net income was $4.5 million, or $0.25 per diluted share, compared to $4.9 million, or $0.24 per diluted share, for the same period in 2013.

As a result of the significant loan growth experienced by the Bank over the past four quarters, both the three and nine months ended September 30, 2014 included an expense for the provision for loan losses of $750,000 and $1.3 million, respectively, whereas the comparable 2013 periods included credits to the provision for loan losses of $71,000 and $376,000, respectively. The Company recorded credits to the provision for loan losses in the 2013 periods as a result of improved credit quality. In the 2014 periods, the increase to the provision for loan losses reflects significant loan growth and stabilized good credit.

As the increase in the loan loss provision is largely a result of favorable loan growth, yet the impact is negative to current period earnings, the Company feels that pretax, pre-provision net income, exclusive of securities gains and other infrequent items (“adjusted net income”), is an appropriate measure that reflects the improvement being made in the Company’s core franchise. A reconciliation of adjusted net income to GAAP pretax net income is provided in the financial table at the end of this press release. As shown in the financial table, the Company recorded $2.5 million of pre-tax, pre-provision net income for the third quarter of 2014, an increase of 27.5% over $2.0 million for the third quarter of 2013. For the nine months ended September 30, 2014, pretax, pre-provision net income was $6.9 million, an increase of 16.3% over $5.9 million for the same period in 2013.

Selected financial highlights for third quarter 2014 include:

•	Total loans increased $99.4 million, or 16.0%, to $719.6 million at September 30, 2014 compared to $620.2 million at September 30, 2013. This was primarily due to increases in commercial and industrial loans of $39.0 million, residential loans of $30.7 million, and commercial real estate loans of $29.8 million. On a sequential-quarter basis, total loans increased $33.5 million, or 4.9%, to $719.6 million for the third quarter of 2014. This was primarily due to increases in commercial and industrial loans of $17.8 million, residential loans of $14.5 million, and commercial real estate loans of $1.2 million.

•	Securities declined $46.7 million, or 9.1%, to $510.9 million at September 30, 2014, compared to $557.6 million at September 30, 2013. On a sequential-quarter basis, securities increased by $14.9 million, or 3.0%, at September 30, 2014, compared to $496.0 million at June 30, 2014.

•	Net interest and dividend income was $7.8 million for both the quarters ended September 30, 2014 and September 30, 2013. On a sequential-quarter basis, net interest and dividend income increased $133,000 for the quarter ended September 30, 2014, compared to the quarter ended June 30, 2014

•	The net interest margin for the quarter ended September 30, 2014 decreased 4 basis points to 2.58%, as compared to 2.62% for the third quarter of 2013. On a sequential-quarter basis, the net interest margin decreased 3 basis points for the quarter ended September 30, 2014 compared to the quarter ended June 30, 2014.

•	Noninterest expense decreased $503,000 to $6.3 million for the quarter ended September 30, 2014, compared to $6.9 million for the quarter ended September 30, 2013. On a sequential-quarter basis, noninterest expense decreased by $186,000 for the quarter ended September 30, 2014, compared to $6.5 million for the quarter ended June 30, 2014.

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President and CEO, James C. Hagan stated, “Our performance demonstrates our commitment to execute on our strategy of organic growth and attractive expansion opportunities. I am pleased with our continued loan growth initiatives over the past four quarters. During the third quarter of 2014, our Middle Market and Commercial Real Estate Lending teams successfully completed their move to downtown Springfield, Massachusetts. Our plans to open a full-service branch in Enfield, Connecticut are moving forward with an expected opening date in mid-November. Our Springfield and Enfield expansion gives us proximity to the I-91 corridor and will give us better access to the borrowers and centers of influence in the greater-Springfield area and northern Connecticut.”

Additional Income Statement Discussion

Net interest and dividend income was $7.8 million for both the quarter ended September 30, 2014 and September 30, 2013. The net interest margin decreased 4 basis points to 2.58% for the quarter ended September 30, 2014, compared to 2.62% for the quarter ended September 30, 2013. The yield on average interest-earning assets decreased 5 basis points, while the cost of average interest-bearing liabilities decreased 1 basis point.

Net interest and dividend income increased $56,000 to $23.2 million for the nine months ended September 30, 2014, as compared to $23.1 million for the same period in 2013. The net interest margin for the nine months ended September 30, 2014 increased 2 basis points to 2.61%, as compared to 2.59% for the same period in 2013. The cost of average interest-bearing liabilities decreased 6 basis points, partially offset by a decrease of 2 basis points in the yield on average interest-earning assets.

Noninterest income increased $256,000 to $1.3 million for the quarter ended September 30, 2014, compared to $1.0 million for the same period in 2013. The third quarter of 2014 included net gains on sales of securities of $226,000, whereas the third quarter of 2013 included securities gains of $546,000, partially offset by a loss on prepayment of borrowings of $540,000.

Noninterest expense decreased $503,000 to $6.3 million for the quarter ended September 30, 2014, compared to $6.9 million for the same period in 2013. This was primarily due to a decrease in salaries and benefits of $436,000, primarily as a result of a decrease of $265,000 in employee benefit costs. Noninterest expense decreased $741,000 to $19.4 million from $20.2 million for the nine months ended September 30, 2014, compared to the same period in 2013, primarily driven by a $618,000 decrease in salaries and benefits. The efficiency ratio, excluding non-core items, was 71.5% for the third quarter of 2014, compared to 77.6% for the same period in 2013 and 73.8% and 77.3% for the nine months ended September 30, 2014 and 2013, respectively.

Additional Balance Sheet Discussion

Total deposits increased $35.3 million, or 4.4%, to $828.8 million at September 30, 2014, compared to $793.5 million at September 30, 2013. This was primarily due to increases in money market accounts of $24.8 million, term accounts of $10.1 million, and checking accounts of $7.3 million, partially offset by a decrease in regular savings accounts of $6.8 million. Total deposits increased $10.2 million, or 1.2%, to $828.8 million at September 30, 2014, compared to $818.6 million at June 30, 2014. This was primarily due to increases in money market accounts of $10.1 million and time deposits of $5.3 million. In addition, short-term borrowings and long term debt increased $15.5 million to $325.5 million at September 30, 2014, compared to $310.0 million at September 30, 2013.  This was primarily due to an increase in borrowings from the Federal Home Loan Bank.

Shareholders’ equity was $144.3 million at September 30, 2014 and $147.0 million at June 30, 2014, which represented 11.0% and 11.4% of total assets, respectively. The decrease in shareholders’ equity during the quarter reflects the repurchase of 347,471 shares of common stock for $2.5 million (an average price of $7.20 per share) and the payment of a quarterly dividend of $1.1 million. This was partially offset by net income of $1.5 million for the quarter ended September 30, 2014.

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On March 13, 2014, the Company announced a repurchase program under which it may repurchase up to 1,970,000 shares, or 10% of its outstanding common stock. At September 30, 2014, there were 1,086,009 shares remaining under this repurchase program.

Credit Quality

The allowance for loan losses was $7.7 million at September 30, 2014, $8.0 million at June 30, 2014 and $7.3 million at September 30, 2013, representing 1.07%, 1.17% and 1.18% of total loans, respectively. This represents 86.8%, 248.6% and 249.3% of nonperforming loans at September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
	(In thousands)

Balance, beginning of period	$8,017	$7,567	$7,473
Provision (credit)	750	450	(71)
Charge-offs	(1,076)	(13)	(116)
Recoveries	4	13	25
Balance, end of period	$7,695	$8,017	$7,311

During the third quarter of 2014, nonperforming loans increased $5.6 million to $8.9 million from June 30, 2014, representing 1.23% of total loans at September 30, 2014. The increase was due primarily to one commercial and industrial loan relationship of $6.8 million. The loan relationship pertains to a manufacturing business that has maintained a relationship for over 15 years with the Bank and has faced a slowdown in sales. For the three months ended September 30, 2014, a charge off of $950,000 was recorded as a result of impairment to this relationship.

Impaired loans decreased $8.3 million for the three months ended September 30, 2014, primarily resulting from a single commercial real estate relationship of $14.3 million, which was returned to the general pool for allowance measurement. Loans delinquent 30 – 89 days decreased $1.2 million to $4.3 million at September 30, 2014 from $5.5 million at June 30, 2014. There are no loans 90 or more days past due and still accruing interest.

Declaration of Quarterly Dividend

The Board of Directors approved the declaration of a quarterly cash dividend of $0.03 per share. The dividend is payable on November 26, 2014 to all shareholders of record on November 12, 2014. Mr. Hagan stated, “The dividend represents an attractive yield and payout ratio in line with industry norms. This better enables us to emphasize strategies which increase tangible book value. We have continued to actively repurchase shares at attractive levels in an effort to rationalize our capital levels.”

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About Westfield Financial, Inc.

Westfield Financial, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Westfield Financial and its subsidiaries are headquartered in Westfield, Massachusetts and operate through 11 banking offices located in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts and one banking office in Granby, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

This press release and the reconciliation table included herein includes the following non-GAAP financial measures: adjusted net income. A description of the adjusted calculations and reconciliation to the comparable GAAP financial measures is provided in the accompanying table titled “Reconciliation of Adjusted Net Income to GAAP Pretax Net Income.” Company management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. Company management believes the non-GAAP information is useful for investors by offering the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect the Company. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME TO GAAP PRETAX NET INCOME - UNAUDITED
(Dollars in thousands)

	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change

Income before income taxes	$2,001	$2,057		$5,861	$6,285
Add back: provision (credit) for loan losses	750	(71)		1,300	(376)
Pretax, pre-provision net income	2,751	1,986		7,161	5,909

Adjust for infrequent items:
Gains on sales of securities, net	(226)	(546)		(276)	(2,796)
Loss on prepayment of borrowings	—	540		—	3,370
Gain on bank-owned life insurance death benefit	—	—		—	(563)

Adjusted net income	$2,525	$1,980	27.5%	$6,885	$5,920	16.3%

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WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Data

 (Dollars in thousands, except share and per share data)

 (Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2014	2014	2014	2013	2013	2014	2013
INTEREST AND DIVIDEND INCOME:
Loans	$7,135	$6,821	$6,557	$6,458	$6,371	$20,513	$18,950
Securities	3,147	3,256	3,406	3,594	3,954	9,808	11,926
Other investments - at cost	59	63	65	33	20	187	60
Federal funds sold, interest-bearing deposits and other short-term investments	2	3	6	4	3	11	6
Total interest and dividend income	10,343	10,143	10,034	10,089	10,348	30,519	30,942

INTEREST EXPENSE:
Deposits	1,298	1,288	1,291	1,358	1,390	3,877	4,167
Long-term debt	1,125	1,071	1,011	1,051	1,094	3,207	3,540
Short-term borrowings	86	83	77	73	36	245	101
Total interest expense	2,509	2,442	2,379	2,482	2,520	7,329	7,808

Net interest and dividend income	7,834	7,701	7,655	7,607	7,828	23,190	23,134

PROVISION (CREDIT) FOR LOAN LOSSES	750	450	100	120	(71)	1,300	(376)

Net interest and dividend income after provision for loan losses	7,084	7,251	7,555	7,487	7,899	21,890	23,510

NONINTEREST INCOME:
Service charges and fees	655	632	670	625	615	1,958	1,779
Income from bank-owned life insurance	384	386	379	388	388	1,150	1,161
Gain on bank-owned life insurance death benefit	—	—	—	—	—	—	563
Loss on prepayment of borrowings	—	—	—	—	(540)	—	(3,370)
Gain on sales of securities, net	226	21	29	330	546	276	2,796
Total noninterest income	1,265	1,039	1,078	1,343	1,009	3,384	2,929

NONINTEREST EXPENSE:
Salaries and employees benefits	3,623	3,665	3,778	3,774	4,059	11,066	11,684
Occupancy	743	751	761	731	733	2,255	2,167
Data processing	600	610	515	586	602	1,725	1,754
Professional fees	495	483	512	497	499	1,489	1,536
FDIC insurance	166	177	165	162	169	508	493
Other	721	845	803	738	789	2,370	2,520
Total noninterest expense	6,348	6,531	6,534	6,488	6,851	19,413	20,154

INCOME BEFORE INCOME TAXES	2,001	1,759	2,099	2,342	2,057	5,861	6,285

INCOME TAX PROVISION	491	417	451	533	476	1,360	1,339
NET INCOME	$1,510	$1,342	$1,648	$1,809	$1,581	$4,501	$4,946

Basic earnings per share	$0.08	$0.07	$0.09	$0.09	$0.08	$0.25	$0.24
Weighted average shares outstanding	17,910,223	18,308,828	18,812,795	19,379,466	19,583,632	18,340,642	20,315,076
Diluted earnings per share	$0.08	$0.07	$0.09	$0.09	$0.08	$0.25	$0.24
Weighted average diluted shares outstanding	17,910,223	18,308,828	18,812,795	19,379,466	19,583,632	18,340,642	20,315,094

Other Data:
Return on average assets (1)	0.46%	0.42%	0.52%	0.57%	0.49%	0.47%	0.51%
Return on average equity (1)	4.12%	3.64%	4.38%	4.61%	3.96%	4.05%	3.86%
Efficiency ratio (2)	71.54	74.91	75.07	75.27	77.58	73.82	77.30
Net interest margin	2.58%	2.61%	2.63%	2.57%	2.62%	2.61%	2.59%

(1) Three and nine month results have been annualized.
(2) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and noninterest income, excluding gain and loss on sale of securities, gain on bank-owned life insurance death benefit and loss on prepayment of borrowings.

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WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets and Other Data

(Dollars in thousands, except per share data)

 (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Cash and cash equivalents	$14,429	$39,362	$21,370	$19,742	$28,418
Securities available for sale, at fair value	212,460	192,754	233,899	243,204	242,957
Securities held to maturity, at cost	283,684	288,199	292,019	295,013	298,988
Federal Home Loan Bank of Boston and other restricted stock - at cost	14,720	15,056	15,631	15,631	15,631

Loans	719,555	686,068	648,240	637,427	620,154
Allowance for loan losses	7,695	8,017	7,567	7,459	7,311
Net loans	711,860	678,051	640,673	629,968	612,843

Bank-owned life insurance	48,329	47,945	47,558	47,179	46,791
Other assets	25,699	24,951	23,866	26,104	25,703
TOTAL ASSETS	$1,311,181	$1,286,318	$1,275,016	$1,276,841	$1,271,331

Total deposits	$828,785	$818,590	$806,695	$817,112	$793,510
Short-term borrowings	78,685	59,751	58,460	48,197	61,784
Long-term debt	246,804	248,760	248,568	248,377	248,184
Securities pending settlement	137	67	195	299	—
Other liabilities	12,464	12,185	9,512	8,712	10,954
TOTAL LIABILITIES	1,166,875	1,139,353	1,123,430	1,122,697	1,114,432

TOTAL SHAREHOLDERS' EQUITY	144,306	146,965	151,586	154,144	156,899

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,311,181	$1,286,318	$1,275,016	$1,276,841	$1,271,331

Book value per share	$7.67	$7.67	$7.66	$7.65	$7.57

Other Data:
30- 89 day delinquent loans	$4,254	$5,539	$5,382	$3,459	$1,860
Nonperforming loans	8,867	3,225	3,095	2,586	2,933
Nonperforming loans as a percentage of total loans	1.23%	0.47%	0.48%	0.41%	0.47%
Nonperforming assets as a percentage of total assets	0.68%	0.25%	0.24%	0.20%	0.23%
Allowance for loan losses as a percentage of nonperforming loans	86.78%	248.59%	244.49%	288.44%	249.27%
Allowance for loan losses as a percentage of total loans	1.07%	1.17%	1.17%	1.17%	1.18%

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The following tables set forth the information relating to our average balances and net interest income for the three months ended September 30, 2014, June 30, 2014, and September 30, 2013, and the nine months ended September 30, 2014 and 2013, and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average		Avg Yield/	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$703,736	$7,170	4.08%	$665,024	$6,857	4.12%	$609,876	$6,409	4.20%
Securities(2)	492,948	3,245	2.63	501,132	3,357	2.68	573,955	4,077	2.84
Other investments - at cost	16,129	59	1.46	16,546	63	1.52	17,537	20	0.46
Short-term investments(3)	12,399	2	0.06	19,912	3	0.06	9,373	3	0.13
Total interest-earning assets	1,225,212	10,476	3.42	1,202,614	10,280	3.42	1,210,741	10,509	3.47
Total noninterest-earning assets	72,984			72,051			73,123
Total assets	$1,298,196			$1,274,665			$1,283,864

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing accounts	$38,889	22	0.23	$41,797	26	0.25	$45,756	34	0.30
Savings accounts	78,860	20	0.10	81,144	21	0.10	85,960	26	0.12
Money market accounts	227,554	225	0.40	213,227	208	0.39	206,674	206	0.40
Time certificates of deposit	342,281	1,031	1.20	341,041	1,033	1.21	330,222	1,124	1.36
Total interest-bearing deposits	687,584	1,298		677,209	1,288		668,612	1,390
Short-term borrowings and long-term debt	318,357	1,211	1.52	308,757	1,154	1.50	326,785	1,130	1.38
Interest-bearing liabilities	1,005,941	2,509	1.00	985,966	2,442	0.99	995,397	2,520	1.01
Noninterest-bearing deposits	133,817			130,033			119,462
Other noninterest-bearing liabilities	13,139			10,679			10,676
Total noninterest-bearing liabilities	146,956			140,712			130,138

Total liabilities	1,152,897			1,126,678			1,125,535
Total equity	145,299			147,987			158,329
Total liabilities and equity	$1,298,196			$1,274,665			$1,283,864
Less: Tax-equivalent adjustment(2)		(133)			(137)			(161)
Net interest and dividend income		$7,834			$7,701			$7,828
Net interest rate spread(4)			2.42%			2.43%			2.46%
Net interest margin(5)			2.58%			2.61%			2.62%
Ratio of average interest-earning
assets to average interest-bearing liabilities			121.80			121.97			121.63

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	Nine Months Ended September 30,
	2014			2013
	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$670,102	$20,622	4.10%	$599,844	$19,063	4.24%
Securities(2)	507,906	10,107	2.65	598,405	12,322	2.75
Other investments - at cost	16,730	187	1.49	17,164	60	0.47
Short-term investments(3)	15,107	11	0.10	6,895	6	0.12
Total interest-earning assets	1,209,845	30,927	3.41	1,222,308	31,451	3.43
Total noninterest-earning assets	72,676			68,481

Total assets	$1,282,521			$1,290,789

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking	$41,178	77	0.25	$47,812	106	0.30
Savings accounts	80,150	61	0.10	89,220	98	0.15
Money market accounts	217,283	625	0.38	192,378	564	0.39
Time certificates of deposit	341,256	3,114	1.22	327,894	3,399	1.38
Total interest-bearing deposits	679,867	3,877		657,304	4,167
Short-term borrowings and long-term debt	311,954	3,452	1.48	335,662	3,641	1.45
Interest-bearing liabilities	991,821	7,329	0.99	992,966	7,808	1.05
Noninterest-bearing deposits	131,107			116,320
Other noninterest-bearing liabilities	10,981			10,242
Total noninterest-bearing liabilities	142,088			126,562

Total liabilities	1,133,909			1,119,528
Total equity	148,612			171,261
Total liabilities and equity	$1,282,521			$1,290,789
Less: Tax-equivalent adjustment(2)		(408)			(509)
Net interest and dividend income		$23,190			$23,134
Net interest rate spread(4)			2.42%			2.38%
Net interest margin(5)			2.61%			2.59%
Ratio of average interest-earning
assets to average interest-bearing liabilities		121.98			123.10

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

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